Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in each Statement of Additional Information in Post-Effective Amendment No. 125 to the Registration Statement (Form N-1A, No. 033-23166) of Morgan Stanley Institutional Fund, Inc., to the incorporation by reference of our reports, dated February 26, 2014, on Active International Allocation Portfolio, Advantage Portfolio, Asian Equity Portfolio, Emerging Markets Domestic Debt Portfolio, Emerging Markets Portfolio, Emerging Markets External Debt Portfolio, Global Advantage Portfolio, Global Discovery Portfolio, Global Quality Portfolio, Global Franchise Portfolio, Global Insight Portfolio, Global Opportunity Portfolio, Global Real Estate Portfolio, Growth Portfolio, Insight Portfolio, International Advantage Portfolio, International Equity Portfolio, International Opportunity Portfolio, International Real Estate Portfolio, International Small Cap Portfolio, Frontier Emerging Markets Portfolio, Multi-Asset Portfolio, Opportunity Portfolio, Select Global Infrastructure Portfolio, Small Company Growth Portfolio, Total Emerging Markets Portfolio and U.S. Real Estate Portfolio (the twenty seven portfolios comprising Morgan Stanley Institutional Fund, Inc.), included in each Annual Report to Shareholders for the fiscal year ended December 31, 2013.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 24, 2014